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                                                                       Exhibit 5

                                                              December 20, 1995

Rayonier Inc.
1177 Summer Street
Stamford, CT  06905

Dear Sirs:

I am Corporate Secretary and Associate General Counsel of Rayonier Inc., a North Carolina corporation (the "Company"). In that capacity I have acted as counsel for the Company with respect to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission relating to 750,000 Common Shares of the Company (the "Shares") and interests in the Rayonier Investment and Savings Plan for Salaried Employees (the "Plan").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Plan and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for purposes of the opinion as set forth below. I have assumed the genuineness of the signatures on all documents examined by me (other than those of officers and directors of the Company), the authenticity of all documents submitted to me as originals and the conformity to all corresponding originals of all documents submitted to me as copies.

Based on the foregoing, I am of the opinion that the Shares to be issued under the Plan will, when so issued pursuant to the provisions of the Plan, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued Shares available for such issuance).

I am a member of the bar of the States of New York and Connecticut and express no opinion to any matter relating to any law other than the law of the States of New York and Connecticut, the Federal law of the United States and the North Carolina Business Corporation Act.


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Rayonier Inc.                          2                       December 20, 1995


I consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, I do not thereby admit that I am within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           /s/ John B. Canning
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                                           John B. Canning
                                           Secretary & Associate General Counsel